Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

CB Financial Services, Inc.

Carmichaels, Pennsylvania

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of CB Financial Services, Inc. and Subsidiary of our report dated March 13, 2017, relating to the consolidated financial statements of CB Financial Services, Inc. and Subsidiary, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

February 16, 2018